Exhibit 99.1

Steinway Musical Instruments, Inc.

For Immediate Release:

Steinway & Sons Names Thomas Kurrer as President

WALTHAM, MA – August 29, 2007 – Steinway Musical Instruments, Inc. (NYSE: LVB), the parent company of Steinway & Sons, announced today the promotion of Thomas Kurrer to President of Steinway & Sons worldwide.  Mr. Kurrer is an 18-year veteran of Steinway and currently head of Steinway’s overseas operations.  He will succeed Bruce Stevens, who is retiring after 22 years with the Company.  Mr. Kurrer will also serve on the Company’s Board of Directors.

Dana Messina, CEO of Steinway Musical Instruments, said, “Tom has done a terrific job over his many years at Steinway.  He is a seasoned executive with a consistent record of success running Steinway’s overseas operations.  I have tremendous confidence in Tom – he’s a remarkable leader who has built a great organization.”

In addition to the change in leadership at Steinway & Sons worldwide, Ron Losby, Managing Director of Steinway UK and Steinway’s Director of European Retail Operations, has been promoted to President Steinway & Sons-Americas.  In his new position, he will relocate to New York and be responsible for all of Steinway & Sons’ business in North and South America.  Mr. Losby will report to Mr. Kurrer, who will continue to be based in Germany managing Steinway’s overseas operations.  All appointments are effective January 1, 2008.

Commenting on the appointment, Mr. Kurrer noted, “I have worked very closely with Ron since he moved to Europe nearly ten years ago.  He has done an outstanding job with our wholesale and retail operations.  I am confident that he will continue that success across the Americas.”

Mr. Kurrer joined Steinway & Sons in 1989 as Managing Director of Steinway-Germany and undertook responsibility for Steinway & Sons’ operations outside the Americas.  Mr. Losby joined Steinway & Sons in 1987 as a District Sales Manager.  In 1998, he became Managing Director of Steinway UK and, in 2005, he assumed the additional responsibility for all of Steinway’s retail operations in Europe.

Mr. Stevens will retire from his position as President and step down from the Company’s Board of Directors effective December 31, 2007.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; impact of dealer consolidations on orders; ability of new workers to meet desired production levels; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new product and distribution strategies; ability of suppliers to meet demand; concentration of credit risk; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com